CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS




We hereby consent to the use in Amendment No. 1 to Form SB-2 of GoEnergy Inc., our report dated October 8, 2002 except for note (8)(iii) which is as at March 3, 2003 relating to the balance sheets as at July 31, 2002 and 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended July 31, 2002 and the period from inception (May 2, 2001) through July 31, 2001 of GoEnergy Inc. which appears in such Amendment No. 1 to Form SB-2, and to the reference to our Firm in the filing.





"Pannell Kerr Forster"

Chartered Accountants

Vancouver, Canada
September 15, 2003